Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders

Dow 30sm Premium & Dividend Income Fund, Inc.
811-21708


The annual meeting of shareholders was held in the offices of Nuveen Investments on September 19, 2014; at this meeting the shareholders were asked to vote to approve an agreement and plan of reorganization, to approve a new investment management agreement, to approve a new sub-advisory agreement and to elect Board Members. The meeting was subsequently adjourned to October 20, November 17 and November 21, 2014.


The results of the shareholder votes are as follows:

<c> Common shares
To approve an Agreement and Plan of
 Reorganization


   For
           6,047,749
   Against
              446,578
   Abstain
              247,584
   Broker Non-Votes
           1,317,867
      Total
           8,059,778




To approve a new investment
management agreement between the
Fund and Nuveen Fund Advisors, LLC.


   For
           4,789,594
   Against
              352,786
   Abstain
              183,139
   Broker Non-Votes
           1,748,369
      Total
           7,073,888


To approve a new sub-advisory
agreement between Nuveen Fund
Advisors, LLC and Nuveen Asset
Management, LLC.


   For
           4,814,472
   Against
              331,087
   Abstain
              179,960
   Broker Non-Votes
           1,748,369
      Total
           7,073,888

Proxy materials are herein incorporated by reference to the SEC filing under Conformed Submission
Type N-14 8C, accession number 0001193125-14-
443667, on December 16, 2014.